News Release

For Immediate Release

Company Contact:

Jerry D. Cash, Chairman and Chief Executive Officer

David E. Grose, Chief Financial Officer

Phone: (405) 488-1304

Website: www.qrcp.net

Quest Resource Schedules Fourth-Quarter Earnings Conference Call/Webcast

OKLAHOMA CITY – (Business Wire) – March 16, 2007 – Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, will hold a conference call on March 19, at 11 a.m. EDT to discuss its fourth-quarter 2006 financial and operating results and expectations for the future.

Interested parties may listen to the call on Quest’s website at http://www.qrcp.net or by calling 1-866-322-9730 in the United States and Canada, or 1-706-679-6054 outside the United States and Canada. The password for both dial-in numbers will be 3115729. A replay of the call will be available through March 21, 2007 at 1-800-642-1687 (US/Canada) and 1-706-645-9291 (International) using passcode 3115729 and at www.qrcp.net. Information on earnings also will be available on the company’s website home page at www.qrcp.net.

About Quest Resource Corporation

Quest Resources is the largest producer of natural gas in the Cherokee basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,650 producing wells which produce into its controlled 1,600+ -mile gathering and transportation pipeline system. At year-end 2006, Quest had approximately 1,760 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carryout the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange

Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.